SECURITIES PURCHASE AGREEMENT

by and between

Greater Sail Limited

and

Nam Tai Property Inc.

Dated as of October 5, 2020

TABLE OF CONTENTS
Page

ARTICLE 1 DEFINITIONS		2

1.1	Definitions	2
1.2	Terms Defined Elsewhere	8
1.3	Other Definitional and Interpretative Provisions	9

ARTICLE 2 PURCHASE AND SALE OF STOCK; CLOSING		9

2.1	Issuance, Sale and Purchase of the Shares	9
2.2	Closing and Deliveries.	9
2.3	Post-Closing Deliveries	10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		11

3.1	Corporate Organization	11
3.2	Capitalization	11
3.3	Authority; Execution and Delivery; Enforceability	12
3.4	No Conflicts	12
3.5	Registration; General Solicitation; No Integration	13
3.6	Valid Issuance	13
3.7	SEC Documents; Financial Statements; Undisclosed Liabilities	13
3.8	Listing and Maintenance Requirements	15
3.9	Investment Company	15
3.10	No Registration Rights Granted	15
3.11	Absence of Litigation	15
3.12	Brokers	15
3.13	No Other Representations or Warranties	16

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR		16

4.1	Corporate Organization	16
4.2	Authority, Execution and Delivery; Enforceability	16
4.3	No Conflicts	16
4.4	Absence of Litigation	17
4.5	Securities Act Representations	17
4.6	Anti-Money Laundering, Anti-Terrorism and Similar Laws	17
4.7	Brokers	18
4.8	No Other Representations and Warranties; Non-Reliance	18

ARTICLE 5 COVENANTS; ADDITIONAL AGREEMENTS		18

5.1	Public Announcements	18
5.2	Securities Laws	18
5.3	Voting Agreement.	20

i

5.4	Transfer Restrictions	20
5.5	Standstill	21
5.6	Waiver of Corporate Opportunity	24
5.7	Restriction on Short Sale	24

ARTICLE 6 GENERAL PROVISIONS		24

6.1	Amendment	24
6.2	Waiver	24
6.3	Survival	25
6.4	Fees and Expenses	25
6.5	Notice Information	25
6.6	Severability	25
6.7	Entire Agreement	25
6.8	Assignment	26
6.9	No Third Party Beneficiaries	26
6.10	Governing Law; Dispute Resolution	26
6.11	Counterparts	27
6.12	Specific Performance	27
6.13	Non-Recourse	27

Exhibit A	Notices
Exhibit B	Form of Joinder

ii

Exhibit 99.2

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT, dated as of October 5, 2020 (this “Agreement”), is made by and between Greater Sail Limited (the “Investor”) and Nam Tai Property Inc. (the “Company”). The Company and the Investor are referred to herein as a “Party” and, collectively, as the “Parties”. All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 1.1 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.
RECITALS

WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, 16,051,219 of the Company’s shares, US$0.01 par value per share (the “Common Shares”), on the terms and conditions contained herein;
WHEREAS, as consideration for the issuance and sale of the Shares (as defined below) by the Company, the Investor shall pay to the Company an aggregate amount of US$146,868,653.85;
WHEREAS, in connection with such sale and purchase, the Company is willing to make certain representations and warranties and to agree to observe certain covenants set forth herein for the benefit of the Investor, and the Investor will rely on such representations, warranties and covenants as a material inducement to their purchase of the Shares;
WHEREAS, in connection with such sale and purchase, the Investor is willing to make certain representations and warranties and to agree to observe certain covenants set forth herein for the benefit of the Company, and the Company will rely on such representations, warranties and covenants as a material inducement to its sale of the Shares;
WHEREAS, in connection with the transactions contemplated by this Agreement, the Company and the Investor wish to set forth certain understandings between such parties, including with respect to certain governance matters; and
WHEREAS, the Board of Directors of the Company (the “Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the terms of this Agreement and the other Transaction Documents and the Transactions, including the issuance of the Shares in accordance with this Agreement, are fair to, and in the best interests of, the Company and its shareholders and (ii) approved this Agreement and the other Transaction Documents and the consummation of the Transactions, including the issuance of the Shares in accordance with this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties to this Agreement agree as follows:

ARTICLE 1
DEFINITIONS

1.1   Definitions. As used herein, the following terms have the following meanings:

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Anticorruption Laws” means Laws relating to anti-bribery or anticorruption (governmental or commercial) that apply to the business and dealings of any Group Company, including the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996 and the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time.
“Beneficially Own” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, however, that, notwithstanding anything in Rule 13d-3(d)(1)(i) to the contrary, the determination of “Beneficial Ownership” of a Person shall be made after giving effect to the conversion of all options, warrants, rights and convertible or other similar securities outstanding as of any date in question that are held by such Person, irrespective of any conversion or vesting requirement of any such security.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York, Hong Kong and the PRC are authorized or obligated by applicable Law to remain closed or close prior to 5:00 p.m. of the applicable local time.
“Change of Control” means any transaction or series of related transactions involving: (a) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, or other transaction that would result in the shareholders of the Company immediately preceding such transaction Beneficially Owning less than fifty percent (50%) of the total outstanding Equity Securities in the surviving or resulting entity of such transaction (measured by voting power or economic interest), (b) any transaction, including any direct or indirect acquisition or any tender offer, exchange offer or other secondary acquisition, that would result in any Person or Group Beneficially Owning more than fifty percent (50%) of the total outstanding Equity Securities of the Company (measured by voting power or economic interest), (c) any sale, lease, license or other disposition, directly or indirectly, of all or substantially all of the consolidated assets of the Company or (d) the majority of the Directors ceasing to be Continuing Directors.
“Company Material Adverse Effect” means any change, event, occurrence or development (an “Effect”) that, individually or in the aggregate (together with any other Effects), has or would reasonably be expected to (1) have a material adverse effect on the business, asset, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that adverse Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (b) and (c) of the below shall be so considered to the extent such Effect disproportionately impacts the Company relative to other companies operating in the same industry: (a) changes or proposed changes in applicable Law, GAAP or the interpretation or enforcement thereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its Subsidiaries operate in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, (d) actions or omissions taken or not taken at the request of, or with the consent of, the Investor or any of its Affiliates, (e) the negotiation, announcement, pendency or consummation of this Agreement and the Transactions, including the identity of, the Investor or any of its Affiliates or any communication by the Investor or any of its Affiliates regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees (including any impact on the relationship of the Company or any its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners), (f) a decrease in the trading price or trading volume of, or suspension of trading in, the Shares, provided that, in the case of this clause (f), the underlying cause of such decrease (unless such underlying cause would otherwise be excluded from this definition) shall be taken into account in determining whether a Company Material Adverse Effect has occurred, or (g) any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts, provided that, in the case of this clause (g), the underlying cause of such failure (unless such underlying cause would otherwise be excluded from this definition) shall be taken into account in determining whether a Company Material Adverse Effect has occurred or (2) materially impede, delay or impair the Company’s ability to complete the transactions contemplated under this Agreement.
“Company Option” means each option to purchase Common Shares granted under the Stock Option Plans on or prior to the Closing Date whether or not such option has become vested on or prior to the Closing Date in accordance with the terms thereof.
“Company Registrar” means Computershare Limited.
“Constitutional Documents” means with respect to an entity, its memorandum and articles of association (as amended), by-laws or equivalent constitutional documents.
“Continuing Director” means (a) any Person who is listed on Schedule 1.1, (b) any Director who was nominated for election or elected to the Board with the approval of the majority of the Continuing Directors who were members of the Board at the time of such nomination or election or (c) any Director who was nominated or elected to the Board by individuals referred to in clauses (a) and (b) above constituting at the time of such nomination or election at least a majority of the Board  (excluding,  in  the case of  both  clause (b) and  clause  (c),  any individual  whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more Directors by any Person or group of Persons other than a solicitation for the election of one or more Directors by or on behalf of the Board).
“Contract” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of Indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legally binding commitments, whether written or oral, to which in each case a Person is a party or to which any of the properties or assets of such Person is subject.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Securities, as trustee or executor, by Contract or credit arrangement or otherwise.
“Director” means any director of the Company.
“Equity Securities” means any and all (a) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (b) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person and (c) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Expenses” includes all expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transaction Documents and the Transactions.
“GAAP” means generally accepted accounting principles, as applied in the United States.
“Governmental Entity” means (a) any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, (b) any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government, (c) any arbitrator, arbitral body or mediator and (d) any self-regulatory organization (including the NYSE, The Stock Exchange of Hong Kong Limited, or any other securities market).

“Government List” means any list maintained by any agency or department of any Governmental Entity in the United States of Persons, organizations or entities subject to international trade, export, import or transactions restrictions, controls or prohibitions, including (i) the Denied Persons List and Entities List maintained by the U.S. Department of Commerce, (ii) the List of Specially Designated Nationals and Blocked Persons and the List of Sectoral Sanctions Identification maintained by the U.S. Department of Treasury, (iii) the Foreign Terrorist Organizations List and the Debarred Parties List maintained by the U.S. Department of State and (iv) those Persons, organizations and entities listed in the Annex to, or are otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 21, 2004).
“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder.
“Group Company” means any of the Company and its Subsidiaries.
“Indebtedness” means, of any Person and as of any time, the aggregate amount of the following, without duplication: (a) the outstanding principal amount of any indebtedness for borrowed money; (b) all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness; (c) all capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP; (d) all letters of credit, performance bonds, surety bonds, banker’s acceptances or similar obligations issued for the account of such Person; (e) all guarantees and keepwell arrangements issued by such Person; (f) to the extent not otherwise included, all indebtedness of another Person secured by a Lien on any asset owned by such first Person, whether or not such indebtedness is assumed by such first Person; (g) all obligations due and payable under any interest rate swap agreements or interest rate hedge agreements and similar agreements to which any such Person is a party; (h) all obligations issued or assumed as the deferred purchase price of property or services with respect to which any Person is liable, contingent or otherwise (including conditional sale obligations and “earn-out” obligations but excluding trade payables arising in the ordinary course of business); and (i) any interest owed with respect to the indebtedness referred to above and prepayment penalties, premiums, breakage or fees and expenses due and payable with respect thereto.
“Investor Entities” means the Investor and any of its Affiliates.
“Investor Parties” means (a) the Investor and (b) any Investor Permitted Transferee that becomes a party to this Agreement by executing a joinder agreement substantially in the form attached as Exhibit B to this Agreement.
“Law” means any applicable federal, national, provincial, state, municipal and local laws, statutes, ordinances, decrees, rules, regulations or Orders of any Governmental Entity, in each case, having the force of law.
“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.
“Lien” means, with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, covenant or option in respect of such property, equity interest or asset.
“NYSE” means the New York Stock Exchange.
“Order” means any judgment, order, decision, ruling, determination, writ, injunction, decree or arbitration award.
“Percentage Interest” means, with respect to any shareholder(s) of the Company, the Total Share Ownership of such shareholder(s) divided by the total issued and outstanding Common Shares, including shares issuable upon conversion or exercise of convertible securities, options, warrants or other similar securities, in each case, deemed to be Beneficially Owned by such shareholder that are not yet issued and outstanding, expressed as a percentage.
“Permitted Liens” means (a) Liens for Taxes (i) not yet due or delinquent or subject to penalties or (ii) that are being contested in good faith by appropriate Proceedings and (in the case of this clause (ii)) for which appropriate reserves have been made in accordance with GAAP, (b) Liens in favor of landlords, lessors, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet delinquent, (c) non-exclusive licenses of intellectual property, and (d) (i) applicable building, zoning and land use regulations, and (ii) other imperfections or irregularities in title, restrictions, easements, rights of way and other non-monetary Liens which, in each of cases (i), and (ii) are not violated in any material respect by, and do not materially impair the use (as of the date hereof), operation or occupancy of the real property occupied by the Group Company to which they relate.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).
“PRC” means the People’s Republic of China, excluding for purposes of this Agreement only, Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.
“Proceeding” means any action, suit, claim, mediation, arbitration or proceeding, in each case, by or before any Governmental Entity.
“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives acting on such Person’s behalf in connection with the Transactions.

 “Restricted Period” means the period commencing on the Closing and ending on the earlier of (i) twelve (12) month anniversary of the Closing and (ii) the Sunset Date.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Stock Option Plans” means the 2016 Stock Option Plan and the 2017 Stock Option Plan.
“Subsidiary” of an Investor, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such Investor, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, a majority of the capital stock or other Equity Securities the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or (ii) (a) otherwise owns, directly or indirectly, such capital stock or other Equity Securities or (b) has any right that would, in each case, confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act; provided, that, the Company shall not be deemed a “Subsidiary” of any Investor Party for purposes of this Agreement.
“Sunset Date” means the earliest date on which (a) the aggregate Percentage Interest of the Investor Entities is less than twenty-five percent (25%) or (b) a Change of Control shall have been consummated or have occurred.
“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.
“Third Party” means any Person except any of the Parties or any of their respective Affiliates.
“Total Share Ownership” means, as of any applicable date hereunder, and with respect to any Person, the total number of Common Shares (including shares issuable upon conversion or exercise of convertible securities, options, warrants or other similar securities) Beneficially Owned by such Person.
“Transaction Documents” means this Agreement and the Registration Rights Agreement.

“Transactions” means the issuance, sale and purchase of the Shares in accordance with this Agreement, and the other transactions contemplated by this Agreement and the other Transaction Documents.
“Transfer” (including its correlative meaning, “Transferred”) shall mean, with respect to any Equity Security, directly or indirectly, by operation of Law, contract or otherwise, (a) to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such Equity Security (other than any pledge, encumbrance or granting of security interest to a commercial bank in connection with a bona fide financing transaction) or (b) to engage in any hedging, swap, forward contract or other similar transaction that results in a sale or disposition of Beneficial Ownership of, or pecuniary interest in, such Equity Security, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Equity Security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.
“Voting Securities” means Common Shares and any other securities of the Company entitled to vote generally in the election of Directors.
“Voting Sunset Date” means the earliest date on which (a) the aggregate Percentage Interest of the Investor Entities is less than thirty percent (30%) or (b) a Change of Control shall have been consummated or have occurred.
“2016 Stock Option Plan” means the Company’s 2016 Stock Option Plan, as amended.
“2017 Stock Option Plan” means the Company’s 2017 Stock Option Plan, as amended.
1.2          Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:
Agreement	Preamble
Bankruptcy and Equity Exception	Section 3.3
Board	Recitals
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Common Shares	Recitals
Company	Preamble
Company Disclosure Schedule	Article 3
Company SEC Documents	Section 3.7(a)
Dispute	Section 6.10(b)
HKIAC	Section 6.10(b)
Investor	Preamble
Party, Parties	Preamble
Purchase Price	Section 2.1

Registration Rights Agreement	Section 2.2(b)(i)
Shares	Section 2.1

1.3       Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to any applicable Law shall be deemed to refer to such law or applicable Law as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. All references to “days” shall mean calendar days unless otherwise indicated. All references to “dollars” or “$” shall mean United States dollars. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE 2
PURCHASE AND SALE OF STOCK; CLOSING

2.1        Issuance, Sale and Purchase of the Shares. Subject to the terms and conditions of this Agreement, the Company hereby issues and sells to the Investor, and the Investor hereby purchases and acquires from the Company, 16,051,219 Common Shares (the “Shares”). The aggregate purchase price for the Shares shall be US$146,868,653.85 (the “Purchase Price”).
2.2     Closing and Deliveries.

(a)  The closing of the Transactions (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date hereof (“Closing Date”) at Latham & Watkins LLP, 18th Floor, One Exchange Square, 8 Connaught Place, Central, Hong

Kong or in such other manner, place, time or date as may be mutually agreed upon in writing by the Company and the Investor.
(b)        At the Closing, the Investor shall deliver or cause to be delivered to the Company the following:
(i)          the Registration Rights Agreement by and between the Company and the Investor (the “Registration Rights Agreement”) duly executed by the Investor; and

(ii)         the Purchase Price, by wire transfer of immediately available funds in accordance with written instructions set forth on Schedule 2.2(b)(iii) hereto.

(c)        At the Closing, the Company shall deliver or cause to be delivered to the Investor the following:
(i)       an email to the Company Registrar (copying the Investor) with instructions to the Company Registrar to update the register of members of the Company to reflect the Investor’s ownership of the Shares;

(ii)        evidence from the Company Registrar of the issuance of the Shares in the name of the Investor on the register of members of the Company (which may be delivered by way of electronic mail), which shall be subject to the legends contemplated in Section 5.2(c); and

(iii)  the Registration Rights Agreement duly executed by the Company.

2.3    Post-Closing Deliveries. Within ten (10) Business Days after Closing, the Company shall deliver or cause to be delivered to the Investor the following:

(a)        a redacted original copy of a certificate issued by the Company Registrar confirming that the copy of the register of members of the Company attached to such certificate is definitive evidence that the Investor is the owner of the Shares; and
(b)        a legal opinion issued by a reputable British Virgin Islands legal counsel with offices in Hong Kong to the Company, with respect to the due incorporation, valid existence and corporate authority of the Company to enter into Transaction Documents and perform the transactions contemplated under the Transaction Documents and the valid issuance of the Shares free and clear of any encumbrance (except for any encumbrances created under this Agreement or any applicable securities laws).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the disclosure schedule delivered by the Company to the Investor (the “Company Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent that such disclosure relates to such other sections), and (b) as otherwise disclosed or identified in the Company SEC Documents filed between January 1, 2015 and the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents), the Company hereby represents and warrants to the Investor that the statements contained in this Article 3 are true and correct as of the Closing Date.
3.1  Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the British Virgin Islands. Each of the Company’s Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization or formation, and each Group Company has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except where the failure of any of the Company’s Subsidiaries to be so organized, existing or in good standing or of any Group Company to have such power, authority or approvals has not had, and would not be reasonably expected to be material to the Group Companies taken as a whole. Each Group Company is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except where any such failure to be so qualified or licensed or in good standing would not be material to the Group Companies taken as a whole.
3.2  Capitalization. The Company is authorized to issue a maximum of 200,000,000 shares, par value of US$0.01 per share. As of the close of business on the Business Day immediately prior to the date hereof (i) 39,197,991 Common Shares were issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable and (ii) 1,192,700 Common Shares are issuable pursuant to outstanding Company Options granted pursuant to the Stock Option Plans (and for the avoidance of doubt are not included in the number of issued and outstanding Common Shares set forth in clause (i)). Except as set forth in this Section 3.2, as of the date hereof there are no outstanding subscriptions, options, warrants, conversion rights, call rights or other agreements, arrangements or commitments issued by any Group Company relating to the issued or unissued share capital of the Company or any of its Subsidiaries or obligating any Group Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other securities of any other Group Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of any Group Company and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for the Common Shares, no other class or series of securities of the Company have been issued or are outstanding.
3.3      Authority; Execution and Delivery; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the Transactions have been duly authorized by the Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the other Transaction Documents or the consummation by the Company of the Transactions. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Investor of this Agreement and the other Transaction Documents, this Agreement and the other Transaction Documents constitute the Company’s legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).
3.4       No Conflicts.

(a)  The execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance of this Agreement and the other Transaction Documents by the Company and the consummation of the Transactions does not and will not, (i) conflict with or violate the Constitutional Documents of the Company or any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.4(b) are complied with, conflict with or violate any Law applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of any Group Company pursuant to, any Contract to which any Group Company is a party or by which any of their respective properties or assets are bound.
(b)  Assuming the accuracy of the representations and warranties of the Investor in Section 4.3(b), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for compliance with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder and (ii) for compliance with the rules and regulations of the NYSE.

3.5        Registration; General Solicitation; No Integration. Subject to, and in reliance on, the representations, warranties and covenants made herein by the Investor, the offer and sale of the Shares pursuant to this Agreement is, or will be, as the case may be, exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Other than with respect to the Investor and its Affiliates, neither the Company nor any other Person or entity authorized by the Company to act on its behalf has (a) engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Shares or (b) directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) of the Company or its Affiliates under circumstances that would require registration of the Shares under the Securities Act or cause the offering under this Agreement to be integrated with any prior offering of securities of the Company for purposes of the Securities Act.
3.6       Valid Issuance. Upon issuance, the Shares will be duly authorized for issuance and sale to the Investor pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the Purchase Price, will be validly issued, fully paid, non-assessable and will be delivered to the Investor free and clear of all Liens (other than transfer restrictions under applicable securities Laws and the Transaction Documents). The issuance of the Shares pursuant to this Agreement is not subject to preemptive or other similar rights.
3.7         SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)  The Company has filed or furnished, as the case may be, all forms, reports and documents required to be filed with or furnished to the SEC by the Company since January 1, 2018 pursuant to the Securities Act and the Exchange Act (the forms, reports and other documents filed or furnished since January 1, 2018 and those filed or furnished subsequent to the date hereof as have been supplemented, modified or amended since the time of filing or furnishing, collectively, the “Company SEC Documents”). As of the date of filing, in the case of Company SEC Documents filed pursuant to the Exchange Act (and to the extent such Company SEC Documents were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Documents filed pursuant to the Securities Act (and to the extent such Company SEC Documents were amended, then as of the date of effectiveness of such amendment), the Company SEC Documents (i) complied as to form in all material respects with either the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable).
(b)  Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Documents was prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each accurately and fairly presents, in all material respects, the consolidated financial position of the Group Companies as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, the effect of which, individually or in the aggregate, is not material, and to the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP except to the extent that such information has been amended or superseded by later Company SEC Documents filed prior to the date hereof.
(c)         Except as and to the extent set forth in the audited annual financial results of the Group Companies as of December 31, 2019, including the notes thereto, no Group Company has outstanding (i) any Indebtedness or any commitments therefor or (ii) any other liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that are required in accordance with GAAP to be disclosed or reflected or reserved against in the consolidated financial statements of the Group Companies, except for Indebtedness or any commitments therefor or other liabilities or obligations (A) reflected or reserved against on the consolidated balance sheet of the Company as of December 31, 2019, (B) incurred in the ordinary course of business consistent with past practice since December 31, 2019, or (C) incurred pursuant to this Agreement or in connection with the Transactions, or (D) that do not have a Company Material Adverse Effect. Since December 31, 2019, there has not been a Company Material Adverse Effect.
(d)         The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Document. The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) established and maintained by the Company are reasonably designed to ensure that all material information concerning the Group Companies required to be disclosed by the Company in the reports it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and related forms, and that such information is accumulated and communicated to the Company’s chief executive officer and chief financial officer (or persons performing similar functions), as appropriate, to allow timely decisions regarding required disclosure. Since January 1, 2018, neither the Company nor, to the Company’s knowledge, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data, in each case, which has not been subsequently remediated. Since the date of the Company’s most recently filed annual report under the Exchange Act, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected or are reasonably likely to materially affect, the Company’s internal control over financial reporting. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(e)  The Group Companies maintain a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
(f)  The Company is in compliance, in all material respects, with the applicable listing and corporate governance rules and regulations of the NYSE, subject to any “home country” exemption from such rules and regulations available to a “foreign private issuer” (as defined under the Exchange Act and under the relevant rules and regulations of the NYSE).
3.8   Listing and Maintenance Requirements. The Common Shares are registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to have the effect of, terminating the registration of the Common Shares under the Exchange Act nor has the Company received as of the date hereof any notification that the SEC is contemplating terminating such registration. The Common Shares are listed on the NYSE and the Company has not received any written notice from the NYSE to the effect that the Company is not in compliance with the maintenance requirements of such exchange.
3.9   Investment Company. The Company is not and, after giving effect to the issue and sale of the Shares, the consummation of the transactions contemplated under the Transaction Documents and the application of the proceeds from the issue and sale of the Shares, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.
3.10  No Registration Rights Granted. Except for any registration rights with respect to the Shares granted by the Company to the Investor in the Transaction Documents and that certain Expenses Reimbursement Agreement dated as of November 16, 2018 by and between the Company and Kaisa Group Holdings Limited (as such agreement may be amended from time to time), the Company has not granted any registration rights with respect to any securities of the Company to any Person.
3.11  Absence of Litigation. There is no Proceeding pending, or, to the knowledge of the Company, threatened that individually or in the aggregate, has enjoined, restrained, prevented or materially delayed, or would reasonably be expected to enjoin, restrain, prevent or materially delay the consummation of the Transactions.
3.12  Brokers. Except for as disclosed to the Investor prior to the Closing, neither the Company nor any of its Affiliates nor any of its officers or directors on behalf of the Company or such Affiliate has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.13       No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3, none of the Company, any of its Affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Shares or the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Investor or its Affiliates or Representatives in connection with the transactions contemplated hereby (including any financial projections or forward-looking financial documents), including the accuracy or completeness thereof.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
The Investor hereby represents and warrants to the Company that the statements contained in this Article 4 are true and correct as of the Closing Date:
4.1       Corporate Organization. The Investor is a legal entity duly organized or formed, validly existing and (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of its jurisdiction of its organization or formation, as applicable. The Investor has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted. The Investor is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except where any such failure to be so qualified or licensed or in good standing would not prevent or materially delay the Transactions.
4.2       Authority, Execution and Delivery; Enforceability. The Investor has the requisite corporate or similar power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents and the consummation by the Investor of the Transactions have been duly authorized by all necessary corporate or similar action on the part of the Investor and no other corporate action on the part of the Investor or shareholder votes are necessary to authorize the execution and delivery by the Investor of this Agreement, the other Transaction Documents or the consummation by such Investor of the Transactions. This Agreement and the other Transaction Documents have been duly and validly executed and delivery by the Investor and, assuming the due authorization, execution and delivery by the Company of this Agreement and the other Transaction Documents, this Agreement and the other Transaction Documents constitute the Investor’s legal, valid and binding obligation, enforceable against the Investor in accordance with its terms, subject only to the Bankruptcy and Equity Exception.
4.3         No Conflicts.

(a)          The execution and delivery of this Agreement or the other Transaction Documents by the Investor does not and will not, and the performance this Agreement and the other Transaction Documents will not, (i) conflict with or violate any provision of the organizational documents of the Investor, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that matters referred to in Section 4.3(b) are complied with, conflict with or violate any Law applicable to the Investor or its Affiliates, or by which any property or asset of the Investor is bound or affected or (iii) violate, conflict with, require any consent under, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of the Investor pursuant to, any Contract to which the Investor is a party or by which any of its properties or assets are bound.
(b)       Assuming the accuracy of the representations and warranties of the Company in Section 3.4, the execution and delivery by the Investor of this Agreement and the other Transaction Documents does not and will not, and the consummation by the Investor of the Transactions and compliance by the Investor with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except under Listing Rules of The Stock Exchange of Hong Kong Limited.
4.4    Absence of Litigation. There is no Proceeding pending, or, to the knowledge of the Investor, threatened that, individually or in the aggregate, has enjoined, restrained, prevented or materially delayed, or would reasonably be expected to enjoin, restrain, prevent or materially delay the consummation of the Transactions.
4.5    Securities Act Representations. The Investor is an accredited investor (as defined in Rule 501 of the Securities Act) and is aware that the issuance and sale of the Shares is being made in reliance on a private placement exemption from registration under the Securities Act. The Investor is acquiring the Shares for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” Law, or with any present intention of distributing or selling the Shares in violation of the Securities Act. The Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.
4.6        Anti-Money Laundering, Anti-Terrorism and Similar Laws.

(a)         Neither the Investor nor any of its Affiliates is included on a Government List or is owned in any amount or controlled by any Person on a Government List, as amended from time to time.
(b)        Neither the Investor nor any of its Affiliates is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those Persons or entities that appear on any Government List, as amended from time to time.
(c)          None of the funds to be used to purchase the Shares or in connection with the Transactions shall be knowingly derived from any activities that contravene any Anticorruption

Laws or applicable Laws concerning money laundering, terrorism, narcotics trafficking, or from any Person, entity, country, or territory on a Government List.
4.7          Brokers. Except for as disclosed to the Company prior to the closing, neither the Investor nor any of its Affiliates nor any of its officers or directors on behalf of the Investor or such Affiliate has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.
4.8         No Other Representations and Warranties; Non-Reliance. The Investor has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and the Investor acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. The Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and the Investor has not relied upon, any express or implied representation or warranty with respect to the Shares or the Company or any of its Subsidiaries or with respect to any other information provided to the Investor in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties contained in Article 3.
ARTICLE 5
COVENANTS; ADDITIONAL AGREEMENTS
5.1   Public Announcements. Neither the Investor nor the Company shall issue any press release or make any public statement with respect to the Transactions or this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by, or in the good faith opinion of the relevant Party, desirable under applicable Law or the rules or regulations of any applicable Governmental Entity to which the relevant Party is subject, in which case the Party required or intending to make the release or announcement shall use its commercially reasonable efforts to allow each other Party reasonable time to comment on such release or announcement in advance of such issuance or (b) any public statement in response to questions from the press, analysts, investors or those attending industry conferences, internal announcements to employees and or disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party). The Company shall file a current report on Form 6-K with the SEC attaching the joint press release announcing this Agreement and copy of this Agreement and the other Transaction Documents as exhibits, and the Company shall provide the Investor with a reasonable opportunity to comment on such joint press release.
5.2   Securities Laws. The Investor acknowledges and agrees that:

(a)        as of the Closing Date, the Shares have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws, is available;
(b)        the Common Shares are listed on the NYSE and the Company is required to file reports containing certain business and financial information with the SEC and may be required to file a copy of this Agreement and the other Transaction Documents with the SEC, pursuant to the reporting requirements of the Exchange Act and that it is able to obtain copies of such reports; and
(c)         the certificates or book-entry position representing the Shares will bear or reflect, as applicable, legends substantially similar to the following:
“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM SUCH HOLDER OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. THE COMPANY MAY REQUIRE THE DELIVERY OF A WRITTEN OPINION OF COUNSEL, CERTIFICATIONS AND/OR ANY OTHER INFORMATION IT REASONABLY REQUIRES TO CONFIRM THE SECURITIES ACT EXEMPTION FOR SUCH TRANSACTION.”

Additionally, for so long as a holder of Shares is subject to any transfer restrictions set forth in this Agreement or the other Transaction Documents, the certificates or book-entry position representing such holder’s Shares will bear or reflect a legend substantially similar to the following:
“THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SECURITIES PURCHASE AGREEMENT, DATED OCTOBER 5, 2020 (AS IT MAY BE AMENDED FROM TIME TO TIME), BY AND

AMONG THE COMPANY AND CERTAIN OTHER PARTIES THERETO, COPIES OF WHICH ARE PUBLICLY FILED OR ON FILE WITH THE SECRETARY OF THE ISSUER.”
5.3       Voting Agreement. Until the Voting Sunset Date, at any meeting of shareholders of the Company at which the election of any directors affirmatively nominated by the Board is submitted to a vote of the shareholders of the Company (or if action is taken by written consent of shareholders of the Company in lieu of a meeting), the Investor Parties shall, with respect to each director designee nominated by the Board to serve as a Director, vote, or cause to be voted (including, if applicable, by written consent), all Shares Beneficially Owned by the Investor Entities either (at the sole discretion of the Investor Parties) (i) affirmatively in favor of the election of each director designee nominated by the Board to serve as a Director or (ii) in the same proportion that the Common Shares not Beneficially Owned by the Investor Parties are voted for or against, or abstains with respect to each director designee nominated by the Board to serve as a Director. Until the Voting Sunset Date, at each meeting of the Company’s shareholders, the Investor Entities shall cause all of the Voting Securities Beneficially Owned by Investor Entities to be present in person or by proxy for quorum purposes, and shall ensure that its broker-designees, if any, have the authority to vote on at least one “routine” matter at a meeting of the Company’s shareholders sufficient to be counted as present for quorum purposes.
5.4        Transfer Restrictions.

(a)       During the Restricted Period, no Investor Party shall Transfer any Shares, other than pursuant to a Permitted Transfer.
(b)    “Permitted Transfer” means:

(i)   a Transfer that has been approved in advance by a majority of the independent and disinterested members of the Board;
(ii)   a Transfer to any Investor Entity (any such Investor Entity, an “Investor Permitted Transferee”), if such Investor Permitted Transferee shall have agreed in writing to be bound to the same extent as Investor by the obligations of this Agreement by executing a joinder agreement substantially in the form attached as Exhibit B to this Agreement;
(iii)  a Transfer in connection with any Change of Control transaction approved by the Board or a duly-authorized committee thereof (including if the Board or such committee recommends that the Company’s shareholders tender in response to a tender or exchange offer that, if consummated, would constitute a Change of Control); or
(iv)   a Transfer that constitutes a tender into a tender or exchange offer commenced by the Company or any of its Affiliates.
(c)        Any Transfer or attempted Transfer of Equity Securities of the Company in violation of this Section 5.4 shall, to the fullest extent permitted by applicable Law,

be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the books of the Company.
Upon the request of the applicable Investor Party, (i) in connection with any Transfer of Common Shares in accordance with the terms of this Agreement (other than Section 5.4(b)(ii)), the Company shall promptly cause the second paragraph of the legend (or notation) to be removed upon such Transfer if such restrictions would not be applicable following such Transfer, (ii) following receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend (or notation) may be lifted in connection with the Transfer of Common Shares, the Company shall promptly cause the first paragraph of the legend (or notation) to be removed from any Common Shares to be Transferred in accordance with the terms of this Agreement and (iii) to the extent the first and second paragraph of the legend (or notation) would be removed pursuant to this paragraph in connection with any Transfer of Common Shares, the Company shall cause such Common Shares to be registered in the name of The Depository Trust Company’s nominee.
5.5     Standstill.

(a)    Subject to Section 5.5(b), on and after the Closing until the Sunset Date, the Investor and any Investor Parties shall not, shall cause their respective Affiliates not to, and shall cause the Investor Parties and their respective Affiliates acting at their direction not to, in any manner, directly or indirectly, without the prior written consent of, or waiver by, the Company.
(i)          acquire, offer to acquire, agree to acquire, or solicit an offer to sell, by purchase or otherwise, Beneficial Ownership of any Equity Securities of the Company (including any rights, options or other derivative securities or contracts or instruments to acquire such ownership that derives its value (in whole or in part) from such Equity Securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combinations of the foregoing)) other than: (A) in respect of 1.1% or less of the Equity Securities of the Company given that the Investor will own 43.9% of the Equity Securities of the Company immediately following the Closing, (B) as a result of any stock split, stock dividend or distribution, subdivision, reorganization, reclassification or similar capital transaction involving Equity Securities of the Company; (C) pursuant to Section 5.4(b)(i), Section 5.4(b)(ii), Section 5.4(b)(iii) or Section 5.5; or (D) a Transfer between the Investor Parties, provided that, the none of the Investor Parties shall be in breach of this Section 5.5(a)(i) if any Investor Party’s Percentage Interest increases as a result of any share repurchase or share redemption by the Company, a reduction of the total number of Equity Securities of the Company issued and outstanding, a share dividend declared and paid by the Company or any event that does not involve any Investor Party acquiring any additional Equity Securities of the Company;
(ii)        make any public announcement or public offer with respect to any merger, business combination, tender or exchange offer, recapitalization, reorganization, restructuring, liquidation, Change of Control or other similar extraordinary transaction involving the Company or any of its Subsidiaries or any acquisition of all or substantially all the assets or indebtedness of the Company (unless such transaction is approved or affirmatively recommended by the Board);
(iii)   make, knowingly encourage or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote any Voting Securities, or seek to advise or influence any Person with respect to the voting of, any Voting Securities (other than, in each case, in a manner that is consistent with the Board’s recommendation in connection with a matter);
(iv)   seek election to, or seek to place a representative on, the Board or seek removal of any member of the Board; provided that, notwithstanding the foregoing, the Investor may recommend to the Company (or propose itself) up to two (2) individuals affiliated with the Investor be nominated to the Board at an annual meeting of the Company’s shareholders;
(v)   call, or seek to call, a meeting of the shareholders of the Company, initiate any shareholder proposal for action by shareholders of the Company or initiate any request for records of the Company;
(vi)   form, join or in any way participate in a Group with respect to Equity Securities (other than a Group consisting solely of the Investor Parties);
(vii)  advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with any of the foregoing activities;
(viii)  publicly disclose any intention, plan, proposal or arrangement inconsistent with any of the foregoing activities;
(ix)   arrange, or in any way provide, directly or indirectly, any financing for the purchase by any Person or Group of any Equity Securities or assets of the Company other than debt financing for (A) the purchase of assets then being offered for sale by the Company and approved by the disinterested Directors, (B) the Transfer of any Common Shares to an Investor Party, an Investor Entity or an Investor Permitted Transferee and (C) purchases of any Equity Securities of the Company by an Investor Entity that are permitted by this Agreement;
(x)        take any action the Investor or an Investor Party knows, or would reasonably be expected to know, after consultation with outside legal counsel, would require the Company to make a public announcement regarding the possibility of a transaction that would constitute a Change of Control or any of the foregoing activities;
(xi)       contest the validity of this Section 5.5(a) or initiate or participate in any judicial proceeding to amend, waive, terminate or seek a release of the restrictions contained herein, it being understood and agreed that the Investor shall be responsible for any breach of this Section 5.5 caused by any action taken by any Investor Entity or by a representative of an Investor Entity acting at the direction of any Investor Entity; or

(xii)          deposit any Equity Securities of the Company into a voting trust or subject any Equity Securities to any agreement or arrangement (including by granting any proxies with respect to the Equity Securities to any third party with respect to the voting of such Equity Securities with any third party) other than (A) to provide for voting solely in accordance with this Agreement or (B) pursuant to any agreement or arrangement of the Investor set forth in the organizational or governance documents of the Investor existing on the date hereof.
(b)          Notwithstanding anything to the contrary in Section 5.5(a), no Investor Party shall be prohibited or restricted from initiating and engaging in private discussions with, and/or making and submitting to, the Company and/or the Board a non-public, confidential proposal with respect to the matters set forth in Section 5.5(a) so long as such Investor Party does not know, and would not be reasonably expected to know, after consultation with outside legal counsel, that such actions would be reasonably likely to require the Investor, the Company or any other Person to make a public announcement regarding such proposal. For the avoidance of doubt, Section 5.5(a) shall continue to apply except to the extent such provisions would prevent an Investor Party from taking the actions expressly permitted by this Section 5.5(b).
(c)          Notwithstanding anything to the contrary in Section 5.5(a), until the Sunset Date, in the event that the Company proposes to issue new Voting Securities, the Investor shall have the right to purchase a number of shares of Voting Securities equal to the product of (i) the total number or amount of shares of new Voting Securities which the Company proposes to issue at such time and (ii) a fraction, the numerator of which shall be the total number of Common Shares which the Purchaser owns at such time, and the denominator of which shall be the total number of Common Shares of the Company then outstanding (prior to the issuance of new Voting Securities), in each case, in accordance with Section 5.5(d). The rights given by the Company under this Section 5.5(c) shall terminate if unexercised within ten (10) days after receipt of the Notice of Issuance referred to in paragraph (d) below, provided that any termination of such rights for a particular issuance shall not affect the right of the Investor to exercise such rights for any future issuance.
(d)          Notwithstanding anything to the contrary in Section 5.5(a), until the Sunset Date, in the event that the Company proposes to undertake an issuance of new Voting Securities, it shall give written notice (a “Notice of Issuance”) of its intention to the Investor, describing all material terms of the new Voting Securities, the price and all material terms upon which the Company proposes to issue such new Voting Securities. The Purchaser shall have ten (10) days from the date of the Notice of Issuance to agree to purchase its pro rata share of such new Voting Securities (as determined pursuant to paragraph (c) above) either (i) from the Company for the same consideration and otherwise upon the terms specified in the Notice of Issuance or (ii) in the open market, in each case, by giving written notice to the Company, and stating therein the quantity of new Voting Securities to be purchased by the Purchaser. Upon the expiry of such ten (10) day period, if the Purchaser has not provided such written notice to the Company it shall be deemed to have refused to participate in the offering of new Voting Securities and the Company may issue such new Voting Securities to any other Person, as determined by the Board.

5.6          Waiver of Corporate Opportunity. To the fullest extent permitted by applicable Law, the Company hereby agrees that the Exempted Persons shall not have any obligation to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its Subsidiaries. To the fullest extent permitted by applicable Law, the Company, on behalf of itself and its Subsidiaries, renounces any expectancy of the Company and its Subsidiaries in any Exempted Persons offering the Company or its Subsidiaries an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons; provided, however, the foregoing shall not prohibit the Company or its Subsidiaries from participating in any such business opportunities. The Company hereby further agrees that, each Exempted Person shall have no duty to communicate or offer such business opportunity to the Company (and that there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the Company and the industry in which the Company operates that it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable Law, shall not be liable to the Company or any of its Subsidiaries or shareholders for breach of any fiduciary or other duty, as a director or officer or otherwise, solely by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries, or uses such knowledge and understanding in the manner described herein. The parties specifically agree that each Exempted Person is an intended third-party beneficiary of this Section 5.6 and is entitled to rely upon and enforce the rights and obligations granted herein. “Exempted Person” shall mean the Investor Parties, their respective Affiliates and each of their respective partners, principals, directors, officers, members, managers, managing directors, operating partners and/or employees, as applicable. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Company if it is a business opportunity that the Company is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company’s business or is of no practical advantage to it or that is one in which the Company has no interest or reasonable expectancy.
5.7          Restriction on Short Sale. During the period commencing on the Closing and ending on the twelve (12) month anniversary of the Closing, no Investor Entity shall enter into a short sale of the Equity Securities of the Company.
ARTICLE 6
GENERAL PROVISIONS
6.1          Amendment. This Agreement may not be amended except by an instrument in writing signed by the Parties.
6.2    Waiver. The Investor or the Company may (a) waive any breach of the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto or (b) waive compliance by the other Party with any of the agreements or covenants contained herein. Any such waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
6.3          Survival. The representations and warranties in this Agreement shall survive Closing in accordance with their terms for a period of eighteen (18) months. The covenants and agreements which contemplate satisfaction prior to the Closing shall not survive the Closing. This Section 6.3 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing, which shall survive to the extent expressly provided for herein.
6.4          Fees and Expenses. All Expenses incurred by the Parties shall be borne solely and entirely by the Party which has incurred the same.
6.5     Notice Information. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained); provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day, (b) on the fifth Business Day after dispatch by registered or certified mail (provided, that such form of notice may only be used if dispatched from the country in which the recipient is located), (c) on the next Business Day if transmitted by national or international overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, to the addresses set forth on Exhibit A attached hereto (or to such other Persons or addressees as may be designated in writing by the Party to receive such notice).
6.6          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
6.7   Entire Agreement. This Agreement (together with the Exhibits and the Company Disclosure Schedule, the other Transaction Documents and the other documents delivered pursuant hereto) constitutes the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

6.8         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
6.9          No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.10   Governing Law; Dispute Resolution.

(a)        This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of Hong Kong, without regard to Laws that may be applicable under conflicts of laws principles (whether of Hong Kong or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than Hong Kong.
(b)         Any dispute, claim, controversy or difference arising out of or in connection with this Agreement or the transactions contemplated hereby, including any question regarding its existence, validity, interpretation, performance or termination or any dispute regarding any non-contractual obligation arising out of or in connection with it (a “Dispute”), shall be determined by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in effect. The award may be entered in any Court having competent jurisdiction thereof.
(c)         There shall be three (3) arbitrators. The Parties agree that one arbitrator shall be designated by the claimant side of any arbitration (whether there are one or more claimants) and one arbitrator shall be designated by the respondent side of any arbitration (whether there are one or more respondents). Such arbitrators shall be designated within twenty (20) days of receipt by respondent (or respondents as the case may be) of the notice of arbitration; the third, presiding, arbitrator shall be designated by agreement of the two (2) party-appointed arbitrators within fourteen (14) days of the selection of the party-appointed arbitrators.
(d)          The seat or place of arbitration shall be Hong Kong. The language of the arbitration shall be English.
(e)         This agreement to arbitrate shall be binding upon the Parties, their successor and assigns. The arbitrators shall have no authority to award consequential, special or punitive damages. The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, its reasonable attorneys’ fees and costs.

(f)         Except as may be required by Law, no Party may disclose the existence, content (including all submissions made to the arbitral tribunal and the transcript of any proceedings) or any and all orders, decisions, and awards issued by the arbitral tribunal without the prior written consent of the other Parties, unless necessary to protect or pursue a legal right, including the right to seek annulment, recognition, and/or enforcement of any award.
(g)   This agreement to arbitrate is governed by the Laws of Hong Kong.

6.11      Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement. For the purposes of section 8(1) of the Electronic Transactions Act, 2001 of the British Virgin Islands, each Party to this Agreement irrevocably consents to receiving the electronic signature of any other Party to this Agreement that uses an electronic signature to execute this Agreement. For the purposes of this Section 6.11, “electronic signature” shall be construed so as to include the electronic signature of each witness, if any, of an electronic signature used to execute this Agreement.
6.12      Specific Performance. The Parties agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, subject to the limitations set forth in this Section 6.12, (a) the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, (b) the Parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the Parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Company’s or the Investor’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled.
6.13     Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement, the Transaction Documents or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such named Party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of any Party, or Affiliate of any of the foregoing (excluding the Company and the Investor), shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of the

Company or the Investor under this Agreement or the other Transaction Documents (whether for indemnification or otherwise) or of or for any claim based on, arising out of or related to this Agreement, the Transaction Documents or the Transactions.
[Signature pages follow]

IN WITNESS WHEREOF, the Investor and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

NAM TAI PROPERTY INC.

By:	/s/ Lai Ling Tam
Name:	Lai Ling Tam
Title:	Executive Chairman of Board of Directors

[Signature page to Purchase Agreement]

IN WITNESS WHEREOF, the Investor and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

GREATER SAIL LIMITED

By:	/s/ Lee Kin Ping Gigi
Name:	Lee Kin Ping Gigi
Title:	Director

[Signature page to Purchase Agreement]

EXHIBIT A

Notice Information

EXHIBIT B

Form of Joinder Agreement

See attached.

NAM TAI PROPERTY INC.

Joinder to
Securities Purchase Agreement

[DATE]

By executing and delivering this joinder, the undersigned hereby agrees to become a party to and to be bound by the terms and conditions of Sections 5.3, 5.4 and 5.5 of that certain Securities Purchase Agreement, dated as of October 5, 2020, by and between Nam Tai Property Inc. and Greater Sail Limited (the “Purchase Agreement”), as an “Investor Party” or “Investor Entity” thereunder.

The undersigned hereby authorizes this signature page to be attached to the Purchase Agreement.

INVESTOR:

[INSERT NAME & SIGNATURE BLOCK]

By:
Name:
Title:
Address:

Agreed to and accepted:

NAM TAI PROPERTY INC.

By:
Name:
Title:

SCHEDULE 1.1

1.	Dr. Lai Ling Tam
2.	Peter R. Kellogg
3.	Dr. Wing Yan (William) Lo
4.	Mark Waslen
5.	Vincent Fok
6.	Si Zong Wu
7.	Dr. Aiping Lyu

SCHEDULE 2.2(B)(III)